Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Bank of Montreal

We consent to the use of our audit report dated December 3, 2013, on the financial statements of the Bank of Montreal (the “Bank”), which comprise the consolidated balance sheets as at October 31, 2013 and October 31, 2012, the consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended October 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report dated December 3, 2013 on the effectiveness of internal control over financial reporting, which are incorporated by reference in the Form F-3 Registration Statement under the Securities Act of 1933 of the Bank dated May 29, 2014 relating to the sale and issue of up to U.S. $18,000,000,000 of Debt Securities (senior and subordinated indebtedness), Common Shares, Class A Preferred Shares and Class B Preferred Shares and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

May 29, 2014

Toronto, Canada